Exhibit (d)(9)

                          NORTHERN INSTITUTIONAL FUNDS

               ADDENDUM NO. 7 TO THE INVESTMENT ADVISORY AGREEMENT


         This Addendum, dated as of the 5th day of October, 1999, is entered into between NORTHERN INSTITUTIONAL FUNDS (the "Trust"), a Delaware business trust, and THE NORTHERN TRUST COMPANY (the "Adviser"), an Illinois state bank.

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement as amended by Addenda No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6 (the "Advisory Agreement"), pursuant to which the Trust appointed the Adviser to act as Adviser to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, Balanced Portfolio, International Growth Portfolio, International Bond Portfolio and International Equity Index Portfolio;

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as Adviser under the Advisory Agreement, the Trust shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Adviser shall be that which is agreed to in writing by the Trust and the Adviser; and

         WHEREAS, pursuant to Section l(b) of the Advisory Agreement, the Trust has notified the Adviser that it is establishing the Small Company Growth
Portfolio, the Municipal Portfolio, the Mid Cap Growth Portfolio and the MarketPower Portfolio (the "Portfolios"), and that it desires to retain the Adviser to act as the Adviser therefor, and the Adviser has notified the Trust that it is willing to serve as Adviser for the Portfolios;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Trust hereby appoints the Adviser to act as Adviser to the Trust for the Portfolios for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

         2. Duties. The Adviser shall perform the following duties with respect to the common and preferred stocks of the Portfolios in lieu of clauses (ii) and (iii) of paragraph 3(a) of the Advisory Agreement:

                           (a) The Adviser  shall place  orders  pursuant to its
                  determination either directly with the issuer or with any broker and/or dealer or other persons who deal in the securities in which the Portfolio in question is trading. In executing portfolio transactions and selecting brokers or dealers, the Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Portfolio and/or other accounts over which the Adviser and/or an affiliate of the Adviser exercises investment discretion;

                           (b) The Adviser may, on  occasions  when it deems the
                  purchase or sale of a security to be in the best interests of a Portfolio as well as other fiduciary or agency accounts managed by the Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best overall terms available execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Portfolio and to such other accounts.

         3. Compensation. For the services provided and the expenses assumed pursuant to the Advisory ------------ Agreement, the Trust will pay the Adviser, and the Adviser will accept as full compensation therefor from the Trust, a fee at an annual rate of .___ of 1% of the Small Company Growth Portfolio's average net assets, .___ of 1% of the Municipal Portfolio's average net assets, .___ of 1% of the Mid Cap Growth Portfolio's average net assets and .___ of 1% of the MarketPower Portfolio's average net assets. The fee will be computed based on net assets on each day and will be paid to the Adviser monthly. Such fee as is attributable to each Portfolio shall be a separate charge to such Portfolio and shall be the several (and not joint or joint and several) obligation of each such Portfolio.

         4. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the Small Company Growth Portfolio, the Municipal Portfolio, the Mid Cap Growth Portfolio and the MarketPower Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         5. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Addendum as of the day and year first above written.



                                                    NORTHERN INSTITUTIONAL FUNDS


Attest:________________                          By:___________________________

                                                 Name:_________________________

                                                 Title:________________________



                                                      THE NORTHERN TRUST COMPANY


Attest:________________                           By:___________________________

                                                 Name:_________________________

                                                 Title:________________________